EXHIBIT 99.1

ATMI Announces New Chairman

DANBURY, Conn., Dec. 23, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today announced that Doug Neugold, ATMI Chief Executive Officer and President, has been elected Chairman by ATMI's Board of Directors, effective January 1, 2011. Dr. Gene Banucci, ATMI's founder, former Chief Executive Officer, and outgoing Chairman of the Board, will continue as a Director of the Company and a member of the Board's Technology Committee.

"When Doug Neugold became CEO five years ago, I remained Chairman to facilitate the transition. I wish Doug the very best now as he takes over the Chairman's role," said Dr. Banucci.

Mark Adley, ATMI's lead independent Director, said, "The Board of Directors wishes to thank Gene who, as one of the founders of ATMI, devoted nearly 25 years to being Chairman of ATMI. We welcome Doug as our new Chairman. His energy, enthusiasm, and dedication to the Company make him a terrific successor to Gene in the Chairman role."

About ATMI

ATMI, Inc. provides specialty semiconductor materials, leading-edge materials development science and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

ATMI and the ATMI logo are trademarks, or registered trademarks, of Advanced Technology Materials, Inc., in the United States, other countries or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2010 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; and other factors described in ATMI's Form 10-K for the year ended December 31, 2009, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

CONTACT:  ATMI, Inc.
          Dean Hamilton, Director, ATMI Investor Relations &
           Corporate Communications
          203.207.9349
          203.794.1100 x4202
          dhamilton@atmi.com